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                                                                  EXHIBIT 10.106

                                PROMISSORY NOTE

$8,500,000                                                   December 31, 1994



     FOR VALUE RECEIVED, WorldCorp, Inc., a Delaware corporation ("Borrower"), hereby promises to pay to the order of Malaysian Helicopter Services Berhad, a Malaysian corporation ("Lender"), at Lender's executive offices located at No. 4, Lorong 19/1A, 46300 Petaling Jaya, Selangor Darul Ehsan, West Malaysia, on December 31, 1995, in lawful money of the United States and in immediately available funds, the principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000). Lender acknowledges and agrees that Borrower's obligations hereunder, and under the Stock Purchase Agreement (the "Stock Purchase Agreement") of even date herewith, between Lender and Borrower are subject to, and conditioned upon, the satisfaction of the conditions precedent to Purchaser's obligations set forth in Article IV of the Stock Purchase Agreement.

     This Promissory Note (the "Note") evidences the loan (the "Loan") in the principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000) made to Borrower by Lender pursuant to that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement") among Lender (as "Seller" and "Shareholder" therein) and Borrower (as "Purchaser" therein). Capitalized terms not defined herein shall have the meaning ascribed in the Stock Purchase Agreement. This Note is secured by a pledge of the Shares pursuant to the terms of a Stock Pledge Agreement of even date herewith, between Lender and Borrower (the "Pledge Agreement").

     Interest shall accrue on the unpaid principal amount of this Note on the basis of a year of 365 days (366 days in a leap year) for the actual number of days elapsed, from the date of this Note, in like money, at Lender's executive offices, at the rate of six percent (6%) interest per annum (the "Interest Rate"). All accrued interest on the Loan shall be due and payable on December 31, 1995.

     If for any reason whatsoever, Borrower's obligations hereunder involves the payment of interest in excess of that permitted by law, and if, under any circumstances, Lender receives as interest any amount which would exceed the highest lawful rate applicable to Borrower, such amount which would be excessive interest shall applied to reduce the unpaid principal balance and not the payment of interest.
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     If any payment is to be made on a day other than a Business Day, such payment shall instead be made on the immediately preceding Business Day.

     This Note shall be governed by the laws of the State of Virginia.


                                         WORLDCORP, INC.



                                         By:__________________________

                                         Name: _______________________

                                         Title:_______________________



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